                                                                                        Filed Pursuant to Rule 424(b)(3)
                                                                                        Registration No. 333-129756

PROSPECTUS SUPPLEMENT NO. 1
Dated October 27, 2006.

3,060,000 SHARES
SIGA Technologies, Inc.

This Prospectus Supplement amends and supplements the Prospectus dated December 2, 2005 (the “Prospectus”) of SIGA Technologies, Inc. (“SIGA”) relating to the offer and sale from time to time by certain selling stockholders of up to 3,060,000 shares common stock, par value $.0001 per share (the “Shares”). This number represents the aggregate of 2,000,000 shares issued and 1,000,000 shares underlying warrants issued pursuant to a securities purchase agreement dated November 2, 2005, between SIGA and certain investors thereto, as well as 60,000 shares underlying warrants issued pursuant to an Exclusive Finder's Agreement dated November 1, 2005, between SIGA and The Shemano Group, Inc.

This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus. This Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus.

Investing in our Shares involves a high degree of risk. See “Risk Factors” beginning on page 8 of the Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

One of the selling stockholders, Omicron Master Trust, transferred a portion of its Shares including a portion underlying the warrants to Rockmore Investment Master Fund, Ltd. in April 2006. The purpose of this Prospectus Supplement is to amend the Selling Stockholders table in order to reflect the transfer of the shares from Omicron to Rockmore. Accordingly, this Supplement No. 1 amends the Selling Stockholders table beginning on page 18 in the above−referenced Prospectus by deleting the Omicron line and related footnote and replacing it with the line and related footnote below and adding to the Selling Stockholders table the line below with respect to Rockmore. All other information in the Prospectus shall remain unchanged.

	Shares Beneficially Owned		Shares Being	Shares Beneficially
	Prior to Offering		Offered	Owned After Offering
Name of Beneficial Owner	Number	Percent		Number	Percent
Omicron Master Trust (1)	182,891	0.59%	182,891	--	0.0%
Rockmore Investment Master Fund, Ltd. (2)	132,146	0.43%	132,146	--	0.0%

__________

(1)
Omicron Capital, L.P., a Delaware limited partnership (“Omicron Capital”), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda (“Omicron”), Omicron Capital, Inc., a Delaware corporation (“OCI”), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited (“Winchester”) serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. As of the date of this prospectus supplement, Mr. Olivier H. Morali, an officer of OCI, and Mr. Bruce T. Bernstein, a consultant to OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions with respect to the shares of our common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our common stock owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. Omicron and Winchester are not “affiliates” of one another, as that term is used for purposes of the Exchange Act or of any other person named in this prospectus as a selling stockholder. No person or

“group” (as that term is used in Section 13(d) of the Exchange Act or the SEC’s Regulation 13D-G) controls Omicron and Winchester.

(2)
Rockmore Capital, LLC (“Rockmore Capital”) and Rockmore Partners, LLC (“Rockmore Partners”), each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda (“Rockmore Master Fund”). By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such shares of our common stock. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the shares of common stock owned by Rockmore Master Fund and, as of October 20, 2006, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore Master Fund. By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Messrs. Bernstein and Daly disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Rockmore Master Fund.